Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

December 19, 2007

LIPID SCIENCES, INC. CONCLUDES ENROLLMENT IN HDL THERAPY CLINICAL TRIAL

PLEASANTON, Calif., December 19, 2007 – Lipid Sciences, Inc. (Nasdaq:LIPD) announced today the conclusion of enrollment of new patients in the Company’s HDL Therapy Clinical Trial currently being conducted at the Washington Hospital Center, Suburban Hospital, and Washington Adventist Hospital.

According to Lipid Sciences’ President and Chief Executive Officer, Dr. S. Lewis Meyer, “The FDA-approved protocol for this study permitted Lipid Sciences to enroll a maximum of 30 patients based on the expectation that there would be a drop-out rate of up to 33%.  The unusually high retention rate of 92% that we have experienced in this trial has allowed the Company to gather sufficient data based upon the current enrollment of 28 patients.”

Dr. Meyer added, “All of the patients participating in this ground-breaking, ‘first in man’ clinical trial continue to tolerate the treatment process extremely well.  The principal goal of this study was to demonstrate the safety and feasibility of our HDL Selective Delipidation process.  The unexpectedly high retention rate clearly establishes the feasibility of this novel treatment for cardiovascular disease.  We will now move rapidly to the analysis of both the safety and intravascular ultrasound data from this study and plan to report those results by the end of the first quarter of 2008.”

The participants in this clinical trial were randomized 1:1 in the treatment and placebo arms of the study titled, “ Randomized, Single-Blind, Placebo-Controlled Study to Evaluate the Safety of the Lipid Sciences’ Selective Delipidation System, PDS-2, in Subjects with Acute Coronary Syndrome (ACS).”  Patients currently enrolled in the trial will have completed their scheduled plasma collection and re-infusion treatments by the end of January 2008.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technologies to prove safe or effective; our inability to obtain regulatory approval for our technologies, which are only in the clinical development stage; delay or failure to complete pre-clinical animal studies or clinical trials; our inability to add additional clinical trial sites; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.